EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Investor Relations: Brian Sevilla (650) 312-4091
Media Relations: Matt Walsh (650) 312-2245
investors.franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Appoints
Vijay C. Advani and Jennifer M. Johnson as Co-Presidents
Gregory E. Johnson Continues as Chairman of the Board and Chief Executive Officer

San Mateo, CA, August 20, 2015 - Franklin Resources, Inc. (the “company”) [NYSE:BEN] today announced the appointments of Vijay C. Advani and Jennifer M. Johnson as Co-Presidents, effective October 1, 2015. Current President, Gregory E. Johnson, will continue in his role as Chairman of the Board and Chief Executive Officer.

The Co-President appointments were unanimously approved by the company’s Board of Directors and reflect their confidence in the continued leadership of Mr. Advani and Ms. Johnson, who have each been with the firm for more than 20 years and have served as members of the CEO’s direct report group since its formation in 2005.

“As our company continues to grow in size and complexity, one of our most essential responsibilities is to ensure that we have the right talent and resources in place so that we remain nimble in our decision-making and maintain a clear focus on our business priorities to drive the continued growth of the company,” said Greg Johnson. “Vijay and Jenny have been instrumental to the company’s long-term growth and their new roles as Co-Presidents will give them expanded responsibilities, and provide us with a fresh perspective from two extremely experienced and innovative thinkers in our industry. I will continue as Chairman and CEO, with Vijay and Jenny working closely with me to make enterprise-level decisions.”

As Co-Presidents, Mr. Advani and Ms. Johnson will now jointly oversee investment management and all related investment management support services, including trading and risk management, in addition to their previous areas of responsibility.

Mr. Advani has served in his current role as Executive Vice President, Global Advisory Services since 2006, responsible for the company’s global retail and institutional strategies and initiatives, including sales, marketing, client service and product development. He joined Franklin Templeton in 1995 and has served in various leadership roles in the areas of international retail development and global distribution.

Ms. Johnson has served as Executive Vice President and Chief Operating Officer since 2010, overseeing the company’s global transfer agency operations, investment services, technology, human resources and Fiduciary Trust Company International. She joined the firm in 1988, and previously served as the company’s Chief Information Officer.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management to retail, institutional and sovereign wealth clients in over 150 countries. Through specialized teams, the Company has expertise across all asset classes -including equity, fixed income, alternative and custom solutions.  The Company’s more than 600 investment professionals are supported by its integrated, worldwide team of risk management professionals and global trading desk network.  With offices in 35 countries, the California-based company has more than 65 years of investment experience and over $854 billion in assets under management as of July 31, 2015. For more information, please visit franklinresources.com.

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